PRESS RELEASE

FIRST SOUTHERN ANNOUNCES MANAGEMENT CHANGES

FLORENCE, Ala.--(BUSINESS WIRE)--Jan.12, 2001--First Southern Bancshares, Inc. (Nasdaq:FSTH - news), the holding company for First Southern Bank, Florence,
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Alabama, today announced with regret the resignation of Charles L. Frederick,
Jr. as Chairman and Chief Executive Officer, effective January 31, 2001.

Mr. Acker Rogers, who has been a director of First Southern Bank since January 1992 was today elected Chairman and Acting Chief Executive Officer of First Southern Bank and the holding company.

Mr. Frederick has been employed with the bank and its predecessor for over 34 years in various management positions, most recently Chief Executive Officer since December 1988. During his terms the former First Federal Savings & Loan Association converted from a mutual bank to a state commercial bank and capitalized the bank and new holding company. In addition, the bank opened new offices in Muscle Shoals and Tuscumbia, and in recent years, the bank has expanded significantly its commercial loan activities.

"We are grateful to Charlie Frederick for over thirty-four years of faithful service to First Federal Savings & Loan and First Southern Bank. The entire board of directors and I wish Charlie nothing but the best in his retirement. Now, we turn to the future, and we look forward to the challenge of finding a new, highly competent, chief executive officer for this bank." -- Acker Rogers, Chairman/Acting Chief Executive Officer

First Southern Bank is headquartered in Florence, Alabama, and operates through its executive/branch office in Florence and through five other full service branches located in Lauderdale and Colbert Counties, Alabama. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigations Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:

      First Southern Bancshares, Inc., Florence
      Sharon Robbins, 256/718-4204